Exhibit (d)(2)

PARNASSUS INCOME FUNDS

INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT made this 10th day of December, 2024, by and between PARNASSUS INCOME FUNDS (the “Trust”), a Massachusetts business trust (the Trust will be renamed “Parnassus ETFs” after the close of business on December 31, 2024), on behalf of each of its investment series set forth on Schedule A hereto as it may be amended from time to time (hereinafter referred to each as a “Fund” and together as the “Funds”), and PARNASSUS INVESTMENTS, LLC (the “Adviser”).

W I T N E S S E T H :

In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

1.	In General

The Adviser agrees, all as more fully set forth herein, to act as managerial investment adviser to the Trust on behalf of the funds with respect to the investment of its assets and to supervise and arrange the purchase and sale of securities held in the portfolio of the Trust and generally administer the affairs of the Trust.

2.	Duties and Obligation of the Adviser with respect to Management of the Trust

(a)	Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Trust on behalf of each of the Funds, the Adviser shall:

(i)	Decide what securities shall be purchased or sold by the Trust and when;

(ii)	Arrange for the purchase and the sale of securities held in the portfolio of the Trust by placing purchase and sale orders for the Trust; and

(iii)	Maintain oversight and ultimate authority over invested collateral in connection with the Fund’s securities lending program.

(b)

Any investment purchases or sales made by the Adviser shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the provisions of the Investment Company Act of 1940 (the “Act”) and of any rules or regulations in force thereunder; (2) any other applicable provisions of law; (3) the provisions of the Declaration of Trust and By-Laws of the Trust as amended from time to time; (5) any policies and fundamental policies of the Trust, as reflected in its registration statement under the Act, or as amended by the shareholders of the Trust.

(c)

The Adviser shall also administer the affairs of the Trust and, in connection therewith, shall be responsible for (i) maintaining the Trust’s books and records (other than financial or accounting books and records or those being maintained by the Trust’s custodian, transfer agent or accounting services agent); (ii) overseeing the Trust’s insurance relationships;

The Adviser shall give the Trust the benefit of its best judgement and effort in rendering services thereunder, but the Adviser shall not be liable for any loss sustained by reason of the purchase, sale or retention of any security, whether or not such purchase, sale or retention shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such purchase, sale or retention shall have been made and such other individual, firm or corporation shall have been selected in good faith. Nothing contained therein shall, however, be construed to protect the Adviser against any liability to the Trust or its security holders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

The Trust agrees that the word “Parnassus” in its name is derived from the name of the Adviser and is the property of the Adviser for copyright and all other purposes and that, therefore, such word may be freely used by the Adviser as to other investment companies or other investment products. The Trust further agrees that, in the event that the Adviser ceases to be the Trust’s investment adviser for any reason, the Trust will (unless the Adviser otherwise consents in writing) promptly take all necessary steps to change its name to a name not including the word “Parnassus”.

It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Trust’s Registration Statement under the 1940 Act or the Securities Act of 1933 except for information supplied by the Adviser for inclusion therein. The Trust agrees to indemnify the Adviser to the full extent permitted by the Trust’s Declaration of Trust.

3.	Broker-Dealer Relationships

In connection with its duties set forth in Section 2(a)(ii) of this Agreement to arrange for the purchase and the sale of securities held in the portfolio of the Trust on behalf of the Funds by placing purchase and sale orders for the Trust, the Adviser shall select such broker-dealers (“brokers”) as shall, in the Adviser’s judgment, implement the policy of the Trust to achieve “best execution”, i.e. prompt and efficient execution at the most favorable securities price. In making such selection, the Adviser is authorized to consider the reliability, integrity and financial condition of the broker.

The Adviser is also authorized to consider whether the broker provides brokerage and/or research services to the Trust and/or other accounts of the Adviser. The commissions paid to such brokers may be higher than another broker would have charged if a good faith determination is made by the Adviser that the commission is reasonable in relation to the services provided, viewed in terms of either that particular transaction or the Adviser’s overall discretion. The Adviser shall use its judgment in determining that the amount of commissions paid are reasonable in relation to the value of brokerage and research services provided and need not place or attempt to place a specific dollar value on such services or on the portion of commission rates reflecting such services. To demonstrate that such determinations were in good faith and to show the overall reasonableness of commissions paid, the Adviser shall be prepared to show that commissions paid (i) were for purposes contemplated by this Agreement; (ii) were not allocated or paid for products or services which were readily and customarily available and offered to the public on a commercial basis; and (iii) were within a reasonable range as compared to the rates charged by qualified brokers to other institutional investors as such rates may become known from available information. The Trust recognizes that, on any particular transaction, a higher than usual commission may be paid due to the difficulty of the transaction in question.

4.	Allocation of Expenses

The Adviser agrees that it will furnish the Trust, at the Adviser’s expense, with all office space and facilities, and equipment and clerical personnel necessary for carrying out its duties under this Agreement. The Adviser shall pay all of the Funds’ expenses, except for the following: advisory and sub-advisory fees, costs of holding shareholder meetings, interest charges on any borrowings made for investment purposes, dividends and other expenses on securities sold short, taxes, brokerage commissions and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments, acquired fund fees and expenses, accrued deferred tax liability, distribution fees and expenses paid by the Funds under any distribution plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, legal fees and expenses relating to arbitration or litigation, and other non-routine or extraordinary expenses.

5.	Compensation of the Adviser

(a)

For the services provided and expenses assumed pursuant to this Agreement with respect to each Fund, the Trust, on behalf of each Fund, shall pay to the Adviser an advisory fee, paid monthly, based on the average daily net assets of each such Fund, as determined by valuations made as of the close of each business day during the month. The advisory fee payable by each Fund is set forth on Schedule A hereto. For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average daily net assets of the business days during which it is so in effect. The advisory fee payable by a Fund shall be satisfied only against the assets of the Fund and not against the assets of any other investment series of the Trust. The Adviser may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to reimburse a Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Adviser.

(b)

In the event the expenses of the Trust (excluding advisory and sub-advisory fees, costs of holding shareholder meetings, interest charges on any borrowings made for investment purposes, dividends and other expenses on securities sold short, taxes, brokerage commissions and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments, acquired fund fees and expenses, accrued deferred tax liability, distribution fees and expenses paid by the Funds under any distribution plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, legal fees and expenses relating to arbitration or litigation, and other non-routine or extraordinary expenses) for any fiscal year exceed the limits set by applicable regulations of state securities commissions, the Adviser will reduce its fee by the amount of such excess. Any such reductions are subject to readjustment during the year. The payment of the management fee at the end of any month will be reduced or postponed or, if necessary, a refund will be made to the Trust so that at no time will there be any accrued but unpaid liability under this expense limitation.

6.	Duration and Termination

(a)

This Agreement shall become effective with respect to the Fund at the time the Fund commences operations pursuant to an effective amendment to the Trust’s registration statement under the Securities Act of 1933, as amended, unless terminated as hereinafter provided, continue in effect until December 10, 2026, and thereafter from year to year, but only so long as such continuance is specifically approved at least annually by the Trust’s Board of Trustees, including the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of a “majority” (as so defined) of the outstanding voting securities of the Trust and by such a vote of the Trustees.

(b)

This Agreement may be terminated by the Adviser with respect to a Fund at any time without penalty upon giving the Trust sixty (60) days’ written notice (which notice may be waived by the Trust) and may be terminated by the Trust with respect to a Fund at any time without penalty upon giving the Adviser sixty (60) days’ written notice (which notice may be waived by the Adviser), provided that such termination by the Trust shall be directed or approved by the vote of a majority of all its Trustees in office at the time or by the vote of the holders of a majority (as defined in the Act) of the voting securities of the Trust at the time outstanding and entitled to vote. This Agreement shall automatically terminate in the event of its assignment (as so defined).

7.	Ownership of Shares of the Fund.

The Adviser shall not take, and shall not permit any of its shareholders, officers, directors or employees to take, a long or short position in the shares of a Fund, except for the purchase of shares of the Fund for investment purposes at the same price as that available to the public at the time of purchase.

8.	No Shareholder Liability.

The Adviser understands that the obligations of this Agreement are not binding upon any shareholder of the Trust personally, but bind only the Trust’s property. The Adviser represents that it has notice of the provisions of the Trust’s Declaration of Trust disclaiming shareholder liability for acts or obligations of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by duly authorized persons and their seals to be hereunto affixed, all as of the day and year first above written.

[Signatures follow on the next page.]

PARNASSUS INCOME FUNDS

Date: December 10, 2024	/s/ Benjamin E. Allen

Name: Benjamin E. Allen

Title: President and Chief Executive Officer

PARNASSUS INVESTMENTS, LLC

Date: December 10, 2024	/s/ Marc C. Mahon

Name: Marc C. Mahon

Title: Executive Vice President, Chief Financial Officer and Chief Operating Officer

Exhibit (d)(2)

SCHEDULE A

(as of December 10, 2024)

Name of Fund	Advisory Fee per Annum (as a % of average daily net assets)
Parnassus Core Select ETF	0.58%
Parnassus Value Select ETF	0.59%